Exhibit 10.1

April 18, 2012

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Attention: Laura A. Cleveland, Corporate Secretary

Ladies and Gentlemen:

As you know, the Murdoch Family Trust, the K.R. Murdoch 2004 Revocable Trust, Mr. K. Rupert Murdoch, and his minor children (each a “Stockholder” and collectively, the “Stockholders”) are the holders of certain shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), of News Corporation (“Company”). This letter (this “Letter”) confirms our mutual agreement that:

1.	Stockholders’ Covenant Not to Instruct Vote or Vote. Effective as of the date hereof, (a) so long as the Stockholders own their shares of Class B Common Stock beneficially and not of record, no Stockholder shall provide voting instructions to its broker(s) with respect to its portion of any Excess Shares (as defined herein), such portion to be determined in accordance with the ratio of shares of Class B Common Stock owned by such Stockholder to the number of shares of Class B Common stock owned by the Stockholders collectively (such portion, its “Pro Rata Portion”) and (b) so long as the Stockholders own their shares of Class B Common Stock of record, each of the Stockholders expressly waives its right to, and shall not, exercise any voting rights in respect of its Pro Rata Portion of any Excess Shares. In the event that any Stockholder owns both (i) shares of Class B Common Stock that are held beneficially and not of record and (ii) shares of Class B Common Stock that are held of record, then, for the purposes of this Section 1, the Pro Rata Portion of Excess Shares owned by such Stockholder shall be deemed to be comprised solely of the shares of Class B Common Stock that are held beneficially and not of record by such Stockholder. If the number of shares of Class B Common Stock beneficially owned and not of record by any Stockholder is less than the Pro Rata Portion of Excess Shares owned by such Stockholder, then, in addition to all of the shares of Class B Common Stock beneficially owned and not of record by such Stockholder, a number of shares of Class B Common Stock owned of record by such Stockholder equal to the difference between (x) the Pro Rata Portion of Excess Shares owned by such Stockholder and (y) the number of shares of Class B Common Stock beneficially owned and not of record by such Stockholder shall be deemed to be Excess Shares. Notwithstanding anything to the contrary herein, the restrictions set forth herein shall not apply in respect of any vote in which the holders of the Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”) and the holders of the Class B Common Stock shall vote together as a single class.

2.	Identification of Initial Excess Shares. The Company currently intends to announce to the public its intention to suspend the voting rights of certain shares of Class B Common Stock pursuant to Section 5(c)(ii) of the Company’s Restated Certificate of Incorporation. As promptly as practicable following such announcement, the Company shall notify the Stockholders in writing of the following information as of the most recent practicable date prior to such announcement:

(a)	the “Outstanding Shares,” which shall mean the total number of shares of Class B Common Stock,

(b)	the “Suspended Foreign Shares,” which shall mean the total number of shares of Class B Common Stock held by “aliens, their representatives, or by a foreign government or representative thereof, or by any corporation organized under the laws of a foreign country” within the meaning of 47 USC § 310(b)(4) in respect of which the Company intends to (i) suspend voting rights pursuant to Section 5(c)(ii) of the Company’s Restated Certificate of Incorporation and/or (ii) redeem pursuant to Section 5(d) of the Company’s Restated Certificate of Incorporation,

(c)	the “Stockholders’ Beneficial Ownership Percentage,” which shall mean the quotient of the number of shares of Class B Common Stock owned by the Stockholders divided by the number of Outstanding Shares (it being understood that as of the date hereof, the Stockholders’ Beneficial Ownership Percentage is approximately 39.7%) and

(d)	the “Excess Shares,” which shall mean, subject to Section 3, the number that is equal to the product of the Stockholders’ Beneficial Ownership Percentage and the number of Suspended Foreign Shares.

3.	Subsequent Excess Share Adjustments. As promptly as practicable following (a) the record date for determining the stockholders of the Company entitled to vote at any annual or special meeting of stockholders of the Company (however noticed or called) or (b) any announcement by the Company to the public of its intention to take an action that would reasonably be expected to have the effect of increasing or decreasing the number of Suspended Foreign Shares, the Company shall publicly disclose and notify the Stockholders in writing of the Company’s updated calculations of Outstanding Shares, Suspended Foreign Shares and Excess Shares, in the case of clause (a), as of such record date and in the case of clause (b), after giving effect to such announced proposed action or equitable adjustment. Upon the Stockholders’ receipt of such written notice, the Stockholders’ obligations hereunder shall be deemed to apply in respect of the Company’s updated calculation of Excess Shares.

4.	No Prejudice to Other Rights. Nothing contained herein shall be deemed to prejudice (a) any of the Stockholders’ rights to instruct their broker(s) how to vote, or vote, their shares of Class B Common Stock that are not Excess Shares, (b) any of the Stockholders’ economic rights in respect of its shares of Class B Common Stock (including, without limitation, the right to purchase and sell such shares of Class B Common Stock and to receive dividends or distributions payable to holders of the Shares), (c) any of the Stockholders’ rights in respect of its shares of Class A Common Stock, par value $0.01 of the Company, (d) any of the Stockholders’ rights in respect of shares of Class B Common Stock acquired after the date hereof (other than any such shares that are Excess Shares) or (e) any of the Stockholders’ rights in the event that no shares of Class B Common Stock are Suspended Foreign Shares. It is the intention of the Stockholders and the Company that the Excess Shares be included in any calculation of the number of shares of Class B Common Stock used to determine whether a quorum exists.

5.	Disclosure. The Company shall disclose this Letter and any limitation on the Stockholder’s rights that may result therefrom from time to time as and when it deems appropriate in its sole and absolute discretion. Each of the Company and the Stockholders may, from time to time, make such public announcements and filings with governmental authorities as are required by applicable law.

6.	Notices. All notices and other communications hereunder shall be in writing and shall be delivered to the address, facsimile number or electronic mail address last specified by the intended recipient to the other parties hereto. All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if delivered by facsimile, upon written confirmation of transmission, (c) if delivered by overnight courier, one business day following the day on which such notice is sent, (d) if delivered by electronic mail, upon confirmation of receipt by telephone or responsive electronic mail and (e) if delivered by U.S. mail, four business days after being mailed, certified or registered mail, with postage prepaid.

7.	Termination. This Agreement may be terminated at any time by written agreement executed by the Stockholders and the Company; provided, that if the execution of such written agreement occurs at a time during which the number of Excess Shares is greater than zero, no such termination shall be effective prior to the date that is 61 days following the date of such written agreement.

8.

Amendment. This Agreement shall not be amended or otherwise modified (a) except by written agreement executed by the Stockholders and the Company or (b) at any time during which the number of Excess Shares is greater than zero, in any manner that would permit any of the Stockholders, or any of their respective affiliates, agents or representatives, to exercise, prior to the date that is 61 days following the date of such amendment, any voting rights in respect of any Excess Shares existing as of the date of such amendment.

9.	GOVERNING LAW. THIS LETTER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.	Miscellaneous. This Letter may be executed in counterparts, which together shall be considered one and the same agreement. This Letter constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

If you are in agreement with the foregoing, please sign and return the attached copy of this Letter, whereupon this Letter shall become effective as of the date first written above.

[Signature Page Follows]

Sincerely,

MURDOCH FAMILY TRUST

By:	CRUDEN FINANCIAL SERVICES LLC,
AS SOLE TRUSTEE

By:
Name:
Title:

K.R. MURDOCH 2004 REVOCABLE TRUST

By:	K. RUPERT MURDOCH, AS TRUSTEE

By:

K. RUPERT MURDOCH

GRACE MURDOCH

By:
Wendi Deng Murdoch
Mother of minor child

CHLOE MURDOCH

By:
Wendi Deng Murdoch
Mother of minor child

ACKNOWLEDGED AND AGREED:

NEWS CORPORATION

By:
Name:
Title: